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                           QUALITY FOOD CENTERS, INC.
                                  EXHIBIT 11.0
                        COMPUTATION OF PER SHARE EARNINGS




          Calculations of per share earnings reported in this report on Form 10-Q for the 12 week periods ended March 25, 1995 and March 19, 1994 are based on the following:


                               12 Weeks Ended    12 Weeks Ended
                               March 25, 1995    March 19, 1994
                               --------------    --------------
    Weighted average
      shares outstanding         19,698,262        19,353,546

    Dilutive effect of
      stock options                 143,738           240,454
                                 ----------        ----------

    Weighted average
      number of shares           19,842,000        19,594,000
                                 ----------        ----------
                                 ----------        ----------
